Exhibit 23.6
[R.A. LENSER AND ASSOCIATES, INC. LETTERHEAD]
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
     The undersigned hereby consents to the references to our firm in the form and context in which they are incorporated by reference in this Amendment No. 1 to Registration Statement on Form S-4 (Reg. No. 333-129942) of Whiting Petroleum Corporation and the related prospectus that is a part thereof. We hereby further consent to the incorporation by reference in such Amendment No. 1 to Registration Statement and prospectus of information contained in our report setting forth the estimates of revenues from Whiting Petroleum Corporation’s oil and gas reserves as of January 1, 2005.

Very truly yours,
R.A. Lenser & Associates, Inc. /s/ Ronald A. Lenser
Ronald A. Lenser Registered Professional Engineer PE No. 30558

January 6, 2006